Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Results for Fiscal 2024 First Quarter

VONORE, Tenn. – November 8, 2023 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2024 first quarter ended October 1, 2023.

Highlights:

Unless otherwise indicated, the highlights and commentary provided herein relate to our continuing operations, which excludes our former NauticStar segment. Results for NauticStar are reported as discontinued operations.

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Net sales for the first quarter decreased to $104.2 million, down 38.5% from the prior-year period.
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Net income from continuing operations was $7.1 million, or $0.41 per diluted share.
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Diluted Adjusted Net Income per share, a non-GAAP measure, was $0.47, down 67.1%.
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Adjusted EBITDA, a non-GAAP measure, decreased to $12.2 million, down 66.0%
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Share repurchases of $5.8 million during the quarter.
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Ended the quarter with cash and investments of $90.0 million.

Fred Brightbill, Chief Executive Officer and Chairman, commented, “Our business performed well during the first quarter as we delivered better-than-expected results despite continuing macroeconomic and demand uncertainty. With the summer selling season now complete we are focused on rebalancing dealer inventories with anticipated retail demand as we seek to ensure the health of our dealer network. We are maintaining a disciplined approach to capital allocation as we prioritize balance sheet resilience and the return of cash to shareholders through our share repurchase program.”

Brightbill continued, “Given the uncertain environment, our strong balance sheet is a significant advantage which provides us with abundant financial flexibility. Despite the cyclical headwinds facing the industry, we are well positioned to pursue our capital allocation priorities, including investment in long-term growth. We continue to prudently invest in targeted initiatives that will take advantage of the industry’s positive, underlying secular trends. These investments will support long-term growth and value creation through product line expansion, relentless innovation, and an unyielding focus on the consumer.”

First Quarter Results

Unless otherwise indicated, the financial results provided herein relate to our continuing operations, which excludes our former NauticStar segment. Results for NauticStar are reported as discontinued operations.

For the first quarter of fiscal 2024, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $104.2 million, down $65.3 million from the first quarter of fiscal 2023. The net sales decrease reflects lower unit volume as we focus on rebalancing dealer inventories consistent with anticipated softness in retail demand, and an increase in dealer incentives, partially offset by higher prices. Dealer incentives include higher floor plan financing costs as a result of increased dealer inventories and interest rates, and other incentives as the retail environment remains competitive.

Gross profit decreased $24.1 million and gross profit margin decreased 610 basis points to 21.0 percent in the first quarter of fiscal 2024 from 27.1 percent in the first quarter of fiscal 2023. The decrease in margin was mainly due to lower cost absorption due to planned decreased sales volume, higher dealer incentives, and higher costs related to material, labor and overhead inflation, partially offset by higher prices.

Operating expenses decreased $0.5 million for the first quarter of fiscal 2024, compared to the prior-year period.

Net income from continuing operations was $7.1 million for the first quarter of fiscal 2024, compared to $24.6 million in the prior-year period. Diluted net income from continuing operations per share was $0.41, compared to $1.37 for the first quarter of fiscal 2023.

Adjusted Net Income decreased to $8.1 million for the first quarter, or $0.47 per diluted share, compared to $25.7 million, or $1.43 per diluted share, in the prior-year period.

Adjusted EBITDA was $12.2 million for the first quarter of fiscal 2024, compared to $35.9 million in the prior-year period. Adjusted EBITDA margin was 11.7 percent for the first quarter, down from 21.2 percent for the prior-year period.

Net income was $6.2 million for the first quarter of fiscal 2024, compared to net income of $4.1 million in the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “Macroeconomic factors, including interest rates which could remain elevated for some time, are adversely impacting the demand for recreational boats and other luxury consumer goods. The potential for a broader economic downturn during fiscal 2024 could worsen this headwind for the industry. In addition, political and geopolitical risks are creating uncertainties that weigh on consumer confidence. Given the dynamic macroeconomic and geopolitical backdrop, which is limiting retail demand visibility, we have planned for a range of potential retail demand scenarios.”

The Company’s outlook is as follows:

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For full year fiscal 2024, we continue to expect consolidated net sales to be between $390 million and $420 million, with Adjusted EBITDA between $42 million and $52 million, and Adjusted Net Income per diluted share of between $1.46 and $1.88. We continue to expect capital expenditures to be approximately $22 million for the full year.
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For the second quarter of fiscal 2024, consolidated net sales is expected to be approximately $96 million, with Adjusted EBITDA of approximately $7 million, and Adjusted Net Income per diluted share of approximately $0.22.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal first quarter 2024 results today, November 8, 2023, at 8:30 a.m. EDT. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three brands, MasterCraft, Crest, and Aviara. Through these three brands, MasterCraft Boat Holdings has leading market share positions in two of the fastest growing segments of the powerboat industry – performance sport boats and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its three brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoons.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,”

“estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; and our intention to drive value and accelerate growth.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of supply chain disruptions and production inefficiencies, general economic conditions, demand for our products, inflation, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, and geopolitical conflicts, such as the conflict between Russia and Ukraine and the conflict in the Gaza Strip. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2023, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three Months Ended October 1, 2023

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended
	October 1,	October 2,
	2023	2022

Net sales	$104,217	$169,516
Cost of sales	82,381	123,543
Gross profit	21,836	45,973
Operating expenses:
Selling and marketing	3,464	3,779
General and administrative	9,357	9,483
Amortization of other intangible assets	462	489
Total operating expenses	13,283	13,751
Operating income	8,553	32,222
Other income (expense):
Interest expense	(878)	(562)
Interest income	1,351	151
Income before income tax expense	9,026	31,811
Income tax expense	1,950	7,176
Net income from continuing operations	7,076	24,635
Loss from discontinued operations, net of tax	(881)	(20,567)
Net income	$6,195	$4,068

Net income (loss) per share
Basic
Continuing operations	$0.41	$1.38
Discontinued operations	(0.05)	(1.15)
Net income	$0.36	$0.23

Diluted
Continuing operations	$0.41	$1.37
Discontinued operations	(0.05)	(1.14)
Net income	$0.36	$0.23

Weighted average shares used for computation of:
Basic earnings per share	17,156,283	17,946,061
Diluted earnings per share	17,224,608	18,031,725

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	October 1,	June 30,
	2023	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,459	$19,817
Held-to-maturity securities	66,532	91,560
Accounts receivable, net of allowances of $137 and $122, respectively	16,304	15,741
Inventories, net	55,472	58,298
Prepaid expenses and other current assets	12,593	10,083
Total current assets	174,360	195,499
Property, plant and equipment, net	76,050	77,921
Goodwill	28,493	28,493
Other intangible assets, net	35,000	35,462
Deferred income taxes	12,460	12,428
Deferred debt issuance costs, net	279	304
Other long-term assets	7,586	3,869
Total assets	$334,228	$353,976
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,950	$20,391
Income tax payable	500	5,272
Accrued expenses and other current liabilities	61,964	72,496
Current portion of long-term debt, net of unamortized debt issuance costs	4,384	4,381
Total current liabilities	83,798	102,540
Long-term debt, net of unamortized debt issuance costs	48,198	49,295
Unrecognized tax positions	7,546	7,350
Operating lease liabilities	2,790	2,702
Total liabilities	142,332	161,887
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 17,256,141 shares at October 1, 2023 and 17,312,850 shares at June 30, 2023	171	173
Additional paid-in capital	69,510	75,976
Retained earnings	122,015	115,820
MasterCraft Boat Holdings, Inc. equity	191,696	191,969
Noncontrolling interest	200	120
Total equity	191,896	192,089
Total liabilities and equity	$334,228	$353,976

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended
	October 1,	October 2,
	2023	2022	Change
	(Dollars in thousands)
Unit sales volume:
MasterCraft	494	781	(36.7)%
Crest	362	846	(57.2)%
Aviara	25	32	(21.9)%
Consolidated	881	1,659	(46.9)%
Net sales:
MasterCraft	$75,836	$113,020	(32.9)%
Crest	18,469	43,561	(57.6)%
Aviara	9,912	12,935	(23.4)%
Consolidated	$104,217	$169,516	(38.5)%
Net sales per unit:
MasterCraft	$154	$145	6.2%
Crest	51	51	—%
Aviara	396	404	(2.0)%
Consolidated	118	102	15.7%
Gross margin	21.0%	27.1%	(610) bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin

We define EBITDA as net income from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, the adjustment is for share-based compensation. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include other intangible asset amortization and share-based compensation.

EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

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Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
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The Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
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The Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
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The Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
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The Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
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The Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

Beginning in the first quarter of fiscal 2023, due to the effects of discontinued operations, as discussed above, the Company's non-GAAP financial measures are presented on a continuing operations basis, for all periods presented.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA, and net income from continuing operations margin (expressed as a percentage of net sales) to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

(Dollars in thousands)	Three Months Ended
	October 1,	% of Net	October 2,	% of Net
	2023	sales	2022	sales
Net income from continuing operations	$7,076	6.8%	$24,635	14.5%
Income tax expense	1,950		7,176
Interest expense	878		562
Interest income	(1,351)		(151)
Depreciation and amortization	2,727		2,601
EBITDA	11,280	10.8%	34,823	20.5%
Share-based compensation	939		1,120
Adjusted EBITDA	$12,219	11.7%	$35,943	21.2%

The following table sets forth a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended
	October 1,	October 2,
	2023	2022
Net income from continuing operations	$7,076	$24,635
Income tax expense	1,950	7,176
Amortization of acquisition intangibles	462	462
Share-based compensation	939	1,120
Adjusted Net Income before income taxes	10,427	33,393
Adjusted income tax expense (a)	2,294	7,680
Adjusted Net Income	$8,133	$25,713

Adjusted net income per common share
Basic	$0.47	$1.43
Diluted	$0.47	$1.43
Weighted average shares used for the computation of (b):
Basic Adjusted net income per share	17,156,283	17,946,061
Diluted Adjusted net income per share	17,224,608	18,031,725

(a)
For fiscal 2024 and 2023, income tax expense reflects an income tax rate of 22.0% and 23.0%, respectively, for each period presented.
(b)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per basic and diluted share for all periods presented herein.

The following table presents the reconciliation of net income from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods presented:

(Dollars in thousands, except per share data)	Three Months Ended
	October 1,	October 2,
	2023	2022
Net income from continuing operations per diluted share	$0.41	$1.37
Impact of adjustments:
Income tax expense	0.11	0.40
Amortization of acquisition intangibles	0.03	0.03
Share-based compensation	0.05	0.06
Adjusted Net Income per diluted share before income taxes	0.60	1.86
Impact of adjusted income tax expense on net income per diluted share before income taxes (a)	(0.13)	(0.43)
Adjusted Net Income per diluted share	$0.47	$1.43

(a)
For fiscal 2024 and 2023, income tax expense reflects an income tax rate of 22.0% and 23.0%, respectively, for each period presented.

Investor Contact:

MasterCraft Boat Holdings, Inc.

Bobby Potter

Vice President of Strategy & Investor Relations

Email: investorrelations@mastercraft.com

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